Exhibit 3(i).1

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE

PREFERRED STOCK OF EQUUS TOTAL RETURN, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Equus Total Return, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the second Restated Certificate of Incorporation of the Corporation, as amended or restated from time to time (the “Certificate of Incorporation”) authorizes the issuance of up to five million (5,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.      Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be three hundred ninety nine thousand nine hundred ninety four (399,994). The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2.      Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“ADRs” has the meaning set forth in Section 11.5(a).

“Applicable Market Value” means the Average VWAP per share of Common Stock over the Final Averaging Period.

“Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share over the Trading Days in such period.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock and Series A Preferred Stock (or other voting stock of the Corporation) that results in the holders of greater than fifty percent (50%) of the outstanding capital stock of the Corporation (on an as-converted to Common Stock basis) immediately prior to the transaction ceasing to hold such percentage immediately after the transaction; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the holders of greater than fifty percent (50%) of the outstanding capital stock of the Corporation (on an as-converted to Common Stock basis) immediately prior to the transaction ceasing to hold such percentage immediately after the transaction.

“Clause A Distribution” has the meaning set forth in Section 11.1(d).

“Clause B Distribution” has the meaning set forth in Section 11.1(d).

“Clause D Distribution” has the meaning set forth in Section 11.1(d).

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion Date” means the Mandatory Conversion Date or Early Conversion Date, as applicable.

“Conversion and Dividend Disbursing Agent” means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed conversion and dividend disbursing agent for the Series A Preferred Stock, and any successor appointed under Section 15.

“Corporation” has the meaning set forth in the Preamble.

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“Current Market Price” per share of Common Stock (or, in the case of clause (ii) below, per share of Common Stock, the Corporation’s capital stock or equity interest, as applicable) means, for the purposes of determining an adjustment to the Fixed Conversion Rates:

(i) for purposes of any adjustment pursuant to Section 11.1(b) or Section 11.1(d) in the event of an adjustment not relating to a Spin-Off, the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Date with respect to the issuance or distribution requiring such computation;

(ii) for purposes of any adjustment pursuant to Section 11.1(d) in the event of an adjustment relating to a Spin-Off, the Average VWAP per share of Common Stock, the Corporation’s capital stock or equity interest, as applicable, over the first ten consecutive Trading Days commencing on, and including, the Trading Day immediately following the Ex-Date of such distribution; and

(iii) for purposes of any adjustment pursuant to Section 11.1(e), the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the Trading Day after the Expiration Date of the relevant tender offer or exchange offer.

“Date of Issuance” means, for any Share, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Deemed Liquidation” has the meaning set forth in Section 5.1(b)

“Distributed Property” has the meaning set forth in Section 11.1(d)(i).

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, but exclude, June 30, 2017.

“Early Conversion” has the meaning set forth in Section 8.1.

“Early Conversion Average Price” means the Average VWAP per share of the Common Stock over the 20 consecutive Trading Day period ending on, and including, the third Trading Day immediately preceding the Early Conversion Date.

“Early Conversion Date” has the meaning set forth in Section 9.2(b).

“Exchange Property” has the meaning set forth in Section 11.5(a).

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“Expiration Date” has the meaning set forth in Section 11.1(e).

“Ex-Date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fair Market Value” means the fair market value as determined in good faith by the Board, whose determination shall be conclusive and set forth in a resolution of the Board.

“Final Averaging Period” means the twenty (20) consecutive Trading Day period immediately preceding December 28, 2022.

“Five-Day Average Price” means the Average VWAP per share of Common Stock over the five consecutive Trading Day period ending on the second Trading Day immediately preceding the applicable Dividend Payment Date.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Initial Price” has the meaning set forth in Section 7.2(b).

“Junior Securities” means (i) the Common Stock and (ii) each class of capital stock of the Corporation established after the Date of Issuance, the terms of which do not expressly provide that such class ranks either (x) senior to the Series A Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution or Change of Control or (y) on parity with the Series A Preferred Stock as to dividend rights and rights upon the Corporation’s liquidation, winding-up or dissolution or Change of Control.

“Liquidation” has the meaning set forth in Section 5.1(a).

“Liquidation Value” means, with respect to any Share on any given date, $100.00.

“Mandatory Conversion” has the meaning set forth in Section 7.1

“Mandatory Conversion Date” means December 31, 2022

“Mandatory Conversion Rate” has the meaning set forth in Section 7.2.

“Maximum Conversion Rate” has the meaning set forth in Section 7.2(c).

“Minimum Conversion Rate” has the meaning set forth in Section 7.2(a).

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“Parity Stock” means any class of capital stock of the Corporation established after the Date of Issuance, the terms of which expressly provide that such class shall rank on parity with the Series A Preferred Stock as to dividend rights and rights upon the Corporation’s liquidation, winding-up or dissolution or Change of Control.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Record Date” means, with respect to any Dividend Payment Date, the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding the relevant March, June, September or December Dividend Payment Date, respectively. These Record Dates shall apply regardless of whether a particular Record Date is a Business Day.

“Record Holder” means, with respect to any Dividend Payment Date, a holder of record of the Series A Preferred Stock as such holder appears on the stock register of the Corporation at the close of business on the related Record Date.

“Registrar” shall initially mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed registrar for the Series A Preferred Stock and any successor appointed under Section 15.

“Reorganization Event” has the meaning set forth in Section 11.5(a).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock.

“Spin-Off” means a distribution by the Corporation to all or substantially all holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a Subsidiary or other business unit of the Corporation, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Threshold Appreciation Price” has the meaning set forth in Section 7.2(a).

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“Trading Day” means a day on which trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transfer Agent” shall initially mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for the Series A Preferred Stock and any successor appointed under Section 15.

“Trigger Event” has the meaning set forth in Section 11.1(d).

“Unit of Exchange Property” has the meaning set forth in Section 11.5(a).

“VWAP” per share of Common Stock (or for purposes of any adjustment pursuant to Section 11.1(d) in the event of an adjustment relating to a Spin-Off, per share of Common Stock, the Corporation’s capital stock or equity interest, as applicable) on any Trading Day means the per share volume-weighted average price as displayed on the applicable Bloomberg screen (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Common Stock (or other capital stock or equity interest, as applicable) on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

3.      Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares shall rank senior to all Junior Securities.

4.      Dividends.

4.1       Accrual and Payment of Dividends.

(a)                From and after the Date of Issuance of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of seven and a half percent (7.50%) per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation of the Series A Preferred Stock in accordance with the provisions of Section 5; provided, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued

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dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Sections 7 or 8.

(b)               All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before (i) any dividends are declared and paid, or any other distributions are made on any Junior Securities and (ii) before any Junior Stock or Parity Stock is, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries.

(c)                The limitations in Section 4.1(b) shall not apply to (i) dividends or distributions payable on any Junior Stock in shares of Junior Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any Junior Stock and the payment of cash in lieu of any fractional share of Junior Stock; (iii) purchases of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock or any securities exchangeable for or convertible into such shares of Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of any fractional share of Junior Stock; (v) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, and any related payment of cash in lieu of any fractional share of Junior Stock; (vi) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; (vii) the exchange or conversion of Junior Stock for or into other Junior Stock; and (viii) the exchange or conversion of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, and the payment of cash in lieu of any fractional share of other Junior Stock or other Parity Stock, as the case may be.

4.2       Partial Dividend Payments. When dividends on Shares of Series A Preferred Stock have not been paid in full on any Dividend Payment Date, no dividends may be declared or paid on any Parity Stock unless dividends are declared on the Series A Preferred Stock such that the respective amounts of such dividends declared on the Series A Preferred Stock and each such other class or series of Parity Stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Series A Preferred Stock and such class or series of Parity Stock (subject to their having been declared by the Board (or an authorized committee thereof) out of funds available to pay dividends) bear to each other, in proportion to their respective liquidation preferences; provided that any unpaid dividends on the Series A Preferred Stock will continue to accumulate.

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5.      Liquidation.

5.1       Liquidation; Deemed Liquidation

(a)                Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), the holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared) or (ii) the consideration they would be entitled to receive if they had converted their Series A Preferred Stock in accordance with Section 8 immediately prior to the Liquidation.

(b)               Deemed Liquidation. The occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 5. Upon the consummation of any such Deemed Liquidation, the holders of the Series A Preferred Stock shall, in consideration for cancellation of their Shares, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation.

5.2       Insufficient Assets. If upon any Liquidation (including, for the avoidance of doubt, a Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares and holders of any Parity Stock the full preferential amount to which they are entitled under Section 5.1 and the terms of such Parity Stock, (a) the holders of the Shares and holders of Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock and Parity Stock in the aggregate upon such Liquidation (including, for the avoidance of doubt, a Deemed Liquidation) if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3       Notice.  In the event of any Liquidation (including, for the avoidance of doubt, a Deemed Liquidation), the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days prior to any stockholders' meeting called to approve such action, or no later than twenty (20) days after the execution of an agreement by stockholders of the Corporation the consummation of which will result in a Change of Control, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the

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proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6.      Voting. Each holder of outstanding Shares shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which the Share is convertible pursuant to Section 7 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

7.      Mandatory Conversion.

7.1       Each outstanding Share shall automatically convert (unless previously converted in accordance with Section 8) on the Mandatory Conversion Date (“Mandatory Conversion”), into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

7.2       The “Mandatory Conversion Rate” shall, subject to adjustment in accordance with Section 11, be as follows:

(a)                if the Applicable Market Value is equal to or greater than $4.10 (the “Threshold Appreciation Price”), then the Mandatory Conversion Rate shall be equal to 24.3902 shares of Common Stock per Share (the “Minimum Conversion Rate”);

(b)               if the Applicable Market Value is less than the Threshold Appreciation Price but equal to or greater than $3.28 (the “Initial Price”), then the Mandatory Conversion Rate per Share shall be equal to $100.00 divided by the Applicable Market Value, rounded to the nearest thousandth of a share of Common Stock; and

(c)                if the Applicable Market Value is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to 30.4878 shares of Common Stock per Share (the “Maximum Conversion Rate”);

provided that the Fixed Conversion Rates, the Threshold Appreciation Price, the Initial Price and the Applicable Market Value are each subject to adjustment in accordance with the provisions of Section 11.

7.3       If on or prior to December 15, 2022, the Corporation has not declared and paid all or any portion of all accumulated and unpaid dividends on the Series A Preferred Stock through the Mandatory Conversion Date, then on the Mandatory Conversion Date the holders of the Series A Preferred Stock shall receive an

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additional number of shares of Common Stock equal to the product of (a) the amount of accumulated and unpaid dividends that have not been declared and/or paid in full, divided by the Liquidation Value and (b) the applicable Mandatory Conversion Rate.

8.      Elective Conversion.

8.1       Subject to the satisfaction of the conversion procedures set forth in Section 9 and to the adjustment as described in Section 11, the holders of the Series A Preferred Stock shall have the right to convert their Shares, in whole or in part (but in no event less than one Share), at any time prior to the Mandatory Conversion Date (“Early Conversion”), into shares of Common Stock at the Mandatory Conversion Rate applicable at the time of the Early Conversion. Solely for the purposes of determining the applicable Mandatory Conversion Rate for this Section 8, the “Applicable Market Value” shall be the Early Conversion Average Price.

8.2       If as of any Early Conversion Date relating to an Early Conversion, the Corporation has not declared and paid all or any portion of the accumulated and unpaid dividends for all full Dividend Periods ending on the Dividend Payment Date prior to such Early Conversion Date, then on the Early Conversion Date each converting holder of Series A Preferred Stock shall receive an additional number of shares of Common Stock equal to the product of (a) such amount of accumulated and unpaid dividends that have not been declared and/or paid in full for such full Dividend Periods, divided by the Liquidation Value and (b) the applicable Mandatory Conversion Rate. Except as described in the first sentence of this Section 8.2, upon any Early Conversion of any Shares, the Corporation shall make no payment or allowance for unpaid dividends on such Shares, unless the Early Conversion Date occurs after the Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted shares of Common Stock as of such Record Date, in accordance with Section 4.

9.      Procedures for Conversion; Effect of Conversion

9.1       Mandatory Conversion. Pursuant to Section 7, on the Mandatory Conversion Date, any outstanding Shares shall automatically convert into shares of Common Stock. The Person or Persons entitled to receive the shares of Common Stock issuable upon Mandatory Conversion of the Shares shall be treated as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. Except as provided under Section 11.3(c) or 11.3(d), prior to the close of business on the Mandatory Conversion Date, the shares of Common Stock issuable upon Mandatory Conversion of the Series A Preferred Stock shall not be deemed to be outstanding for any purpose and holders of the Series A Preferred Stock shall have no rights with respect to such shares of Common Stock, including rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series A Preferred Stock.

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9.2       Elective Conversion.

(a)                To effect an Early Conversion pursuant to Section 8, a holder of Series A Preferred Stock must:

(i) complete and manually sign the conversion notice provided by the Conversion and Dividend Disbursing Agent upon request or a facsimile of such conversion notice;

(ii) deliver the completed conversion notice and the certificated Shares to be converted to the Conversion and Dividend Disbursing Agent;

(iii) if required, furnish appropriate endorsements and transfer documents as may be required by the Conversion and Dividend Disbursing Agent; and

(iv) if required, pay all applicable taxes or duties, if any.

(b)               The Early Conversion shall be effective on the date on which a holder of Series A Preferred Stock has satisfied the foregoing requirements, to the extent applicable (“Early Conversion Date”). A holder of Series A Preferred Stock shall not be required to pay any taxes or duties relating to the issuance or delivery of Common Stock if such holder exercises its conversion rights, but such holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such holder. A certificate representing the shares of Common Stock issuable upon conversion of Shares shall be issued and delivered to the converting holder of Shares, together with delivery by the Corporation to such converting holder of any cash to which such converting holder is entitled, on the later of the third Business Day immediately succeeding the Early Conversion Date and the Business Day after such holder has paid in full all applicable taxes and duties, if any.

(c)                The Person or Persons entitled to receive the shares of Common Stock issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Early Conversion Date. Except as provided under Section 11.3(c) or 11.3(d), prior to the close of business on such applicable Early Conversion Date, the shares of Common Stock issuable upon Early Conversion of any Shares shall not be deemed to be outstanding for any purpose, and the holders of the Shares shall have no rights with respect to such shares of Common Stock (including rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding the Shares.

(d)               In the event that an Early Conversion is effected with respect to Shares representing less than all the Shares held by a holder of Series A Preferred Stock, upon such Early Conversion the Corporation shall execute and instruct the Registrar and Transfer Agent to countersign and deliver to the holder thereof, at the expense of the Corporation, a certificate evidencing the Shares as to which Early Conversion was not effected.

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9.3       In the event that a holder of Series A Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Series A Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of such holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such holder shown on the records of the Corporation.

9.4       Shares shall cease to be outstanding on an Early Conversion Date or the Mandatory Conversion Date, as applicable, subject to the right of the holders of such Shares to receive shares of Common Stock issuable upon conversion of such Shares and other amounts and shares of Common Stock, if any, to which they are entitled pursuant to Sections 7 or 8, as applicable and, if the applicable Conversion Date occurs after the Record Date for a declared dividend and prior to the immediately succeeding Dividend Payment Date, subject to the right of the Record Holders of such shares on such Record Date to receive payment of the full amount of such declared dividend on such Dividend Payment Date pursuant to Section 4.

9.5       If the Corporation (or an applicable withholding agent) is required to withhold on constructive distributions to a holder of Series A Preferred Stock and pay the applicable withholding taxes, the Corporation may, or the applicable withholding agent may, withhold such taxes from payments of cash or shares of Common Stock payable to such holder.

9.6       Reservation of Stock. The Corporation shall at all times when any Shares are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock equal to the maximum number of shares of Common Stock issuable upon the conversion of all outstanding Shares pursuant to Section 7 and Section 8. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock shall be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series A Preferred Stock) and free of preemptive rights. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated

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quotation system, list and use its reasonable best efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock.

9.7       No Charge or Payment. Other than as expressly provided for therein, the issuance of certificates for shares of Common Stock upon conversion of Shares pursuant to Section 7 or Section 8 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

10.  Fractional Shares.

10.1   No fractional shares of Common Stock shall be issued as a result of any conversion of Shares.

10.2   In lieu of any fractional share of Common Stock otherwise issuable in respect of the aggregate number of Shares that are converted on the Mandatory Conversion Date pursuant to Section 7 or Early Conversion Date pursuant to Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Average VWAP per share of the Common Stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the Mandatory Conversion Date or Early Conversion Date, as applicable.

10.3   If more than one Share is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Shares so surrendered.

11.  Adjustments to Fixed Conversion Rates.

11.1   Each Fixed Conversion Rate shall be subject to the following adjustments:

(a)                Stock Dividends and Distributions. If the Corporation issues Common Stock to all or substantially all holders of Common Stock as a dividend or other distribution, each Fixed Conversion Rate in effect at the close of business on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution shall be multiplied by a fraction:

(i) The numerator of which is the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the total number of shares of Common Stock constituting such dividend or other distribution, and

(ii) the denominator of which is the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination.

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Any increase made pursuant to this Section 11.1(a) shall become effective immediately after the close of business on the date fixed for such determination. If any dividend or distribution described in this Section 11.1(a) is declared but not so paid or made, each Fixed Conversion Rate shall be decreased, effective as of the date the Board publicly announces its decision not to make such dividend or distribution, to such Fixed Conversion Rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this Section 11.1(a), the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Corporation.

(b)               Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of Common Stock rights, options or warrants entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, each Fixed Conversion Rate in effect at the close of business on the date fixed for determination of the holders of Common Stock entitled to receive such rights, options or warrants shall be increased by multiplying such Fixed Conversion Rate by a fraction:

(i) the numerator of which is the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of Common Stock issuable pursuant to such rights, options or warrants, and

(ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights, options or warrants, divided by the Current Market Price of the Common Stock.

Any increase made pursuant to this Section 11.1(b) shall become effective immediately after the close of business on the date fixed for such determination. In the event that such rights, options or warrants described in this Section 11.1(b) are not so issued, each Fixed Conversion Rate shall be decreased, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to issue such rights, options or warrants, to such Fixed Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of

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shares of Common Stock actually delivered. In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than the Current Market Price of the Common Stock, and in determining the aggregate offering price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and the amount payable to the Corporation upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by the Board (or an authorized committee thereof). For the purposes of this Section 11.1(b), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Corporation.

(c)                Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, each Fixed Conversion Rate in effect at the open of business on the effective date of such subdivision or combination shall be multiplied by a fraction:

(i) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

(ii) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this Section 11.1(b) shall become effective immediately after the open of business on the effective date of such subdivision or combination.

(d)               Debt or Asset Distribution.

(i) Subject to Section 11.1(f), if the Corporation distributes to all or substantially all holders of Common Stock evidences of its indebtedness, shares of capital stock, securities, rights, options or warrants to acquire the Corporation’s capital stock, cash or other assets (excluding (1) any dividend or distribution as to which an adjustment was effected pursuant to Section 11.1(a), (2) any rights, options or warrants as to which an adjustment was effected pursuant to Section 11.1(b), (3) any dividend or distribution of cash and (4) any Spin-Off as to which the provisions set forth in Section 11.1(d)(ii) shall apply) (any such evidences of indebtedness, shares of capital stock, securities, rights to acquire the Corporation’s capital stock, cash or other assets, the “Distributed Property”), each Fixed Conversion Rate in effect at the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

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(A)	the numerator of which is the Current Market Price of the Common Stock, and
(B)	the denominator of which is the Current Market Price of the Common Stock minus the Fair Market Value, on such date fixed for determination, of the portion of the Distributed Property so distributed applicable to one share of Common Stock.

Any increase made pursuant to this Section 11.1(d)(i) shall become effective immediately after the close of business on the date fixed for such determination. In the event that such distribution described in this Section 11.1(d)(i) is not so made, each Fixed Conversion Rate shall be decreased, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.

(ii) In the case of a Spin-Off, each Fixed Conversion Rate in effect at the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be multiplied by a fraction:

(A)	the numerator of which is the sum of (x) the Current Market Price of the Common Stock and (y) the Current Market Price of the portion of those shares of capital stock or similar equity interests so distributed that is applicable to one share of Common Stock, and
(B)	the denominator of which is the Current Market Price of the Common Stock.

Any increase made pursuant to this Section 11.1(d)(ii) shall be made immediately following the determination of the Current Market Price of the Common Stock, but shall become retroactively effective immediately after the close of business on the date fixed for the determination of the holders of the Common Stock entitled to receive such distribution. In the event that such distribution described in this Section 11.1(d)(ii) is not so made, each Fixed Conversion Rate shall be decreased, effective as of the date the Board (or an authorized committee thereof) publicly announces its decision not to make such distribution, to such Fixed Conversion Rate that would then be in effect if such distribution had not been declared. If an adjustment to each Fixed Conversion Rate is required under this Section 11.1(d)(ii) during the Final Averaging Period, delivery of the shares of Common Stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this Section 11.1(d)(ii). If a Conversion Date in respect of any Early Conversion occurs during the ten consecutive Trading Day period over which the Current Market Price is determined, then such period shall instead be deemed to be such lesser number of Trading Days as have elapsed between the Ex-Date for such Spin-Off and such Conversion Date.

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For purposes of this Section 11.1(d) (and subject in all respects to Section 11.1(g)), rights, options or warrants distributed by the Corporation to all or substantially all holders of its Common Stock entitling them to subscribe for or purchase shares of the Corporation’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 11.1(d) (and no adjustment to the Fixed Conversion Rates under this Section 11.1(d) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Rates shall be made under this Section 11.1(d). If any such right, options or warrant, including any such existing rights, options or warrants distributed prior to the Date of Issuance, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and the date fixed for the determination of the holders of Common Stock entitled to receive such distribution with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Conversion Rates under this Section 11.1(d) was made, in the case of any such rights, options or warrants that shall all have been redeemed, purchased, expired, or been terminated without exercise by any holders thereof, upon such final redemption, purchase, expiration, or termination the Fixed Conversion Rates shall be readjusted as if such rights, options or warrants had not been issued .

For purposes of Section 11.1(a), Section 11.1(b) and this Section 11.1(d), if any dividend or distribution to which this Section 11.1(d) is applicable includes one or both of (A) a dividend or distribution of shares of Common Stock to which Section 11.1(a) is applicable (the “Clause A Distribution”); or (B) an issuance of rights, options or warrants to which Section 11.1(b) is applicable (the “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause A Distribution, if any, and the Clause B Distribution, if any, shall be deemed to be a dividend or distribution to which this Section 11.1(d) is applicable (the “Clause D Distribution”) and any Fixed Conversion Rate adjustment required by this Section 11.1(d) with respect to such Clause D Distribution shall then be made, and (2) the Clause A Distribution, if any, and Clause B Distribution, if any, shall be deemed to immediately follow the Clause D Distribution and any Fixed Conversion Rate adjustment required by Section 11.1(a) and Section 11.1(b) with respect thereto shall then be made, except that, if determined by the Corporation (I) the date fixed for determination of the holders of Common Stock entitled to receive any Clause A Distribution or Clause B Distribution shall be deemed to be the date fixed for the determination of holders of Common Stock entitled to receive the Clause D Distribution and (II)

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any shares of Common Stock included in any Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding at the close of business on the date fixed for such determination” within the meaning of Sections 11.1(a) and 11.1(b).

(e)                Self Tender Offers and Exchange Offers. If the Corporation or any Subsidiary of the Corporation successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for the Common Stock (but, for the avoidance of doubt, excluding any securities convertible or exchangeable for Common Stock), where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price of the Common Stock, each Fixed Conversion Rate in effect at the close of business on the date of expiration of the tender or exchange offer (the “Expiration Date”) shall be multiplied by a fraction:

(i) the numerator of which shall be equal to the sum of:

(A)	the aggregate cash and Fair Market Value on the Expiration Date of any other consideration paid or payable for shares of Common Stock purchased in such tender or exchange offer; and
(B)	the product of (x) the Current Market Price of the Common Stock and (y) the number of shares of Common Stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer); and

(ii) the denominator of which shall be equal to the product of (1) the Current Market Price of the Common Stock and (2) the number of shares of Common Stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer).

Any increase made pursuant to this Section 11.1(e) shall be made immediately following the determination of the Current Market Price of the Common Stock, but shall become retroactively effective immediately after the close of business on the Trading Day immediately following the Expiration Date. In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversation Rate shall be decreased to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 11.1(e) to any tender offer or exchange offer would result in a decrease in each Fixed Conversation Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 11.1(e). If an adjustment to each Fixed Conversion Rate is required pursuant to this Section 11.1(e) during the Final

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Averaging Period, delivery of the related conversion consideration shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11.1(e). If a Conversion Date in respect of any Early Conversion occurs during the five consecutive Trading Day period over which the Current Market Price is determined, then such period shall instead be deemed to be such lesser number of Trading Days as have elapsed between the Trading Day after the Expiration Date and such Conversion Date.

(f)                In cases where the Fair Market Value of the Distributed Property distributed per share of Common Stock as to which Section 11.1(d)(i) applies equals or exceeds the Average VWAP per share of the Common Stock over the five consecutive Trading Day period ending on the Trading Day before the Ex-Date for such distribution, rather than being entitled to an adjustment in each Fixed Conversion Rate, holders of Shares shall be entitled to receive, without converting their Series A Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the kind and amount of the Distributed Property comprising the distribution that such holder of Shares would have received if such holder of Shares had owned, immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution, for each share of Series A Preferred Stock, a number of shares of Common Stock equal to the Maximum Conversion Rate in effect on the date of such distribution.

(g)               Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of Series A Preferred Stock, converting holders thereof shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Stock, in which case each Fixed Conversion Rate shall be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in Section 11.1(d), subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow holders of the Series A Preferred Stock to receive upon conversion, in addition to any shares of Common Stock, the rights described therein (unless such rights, options or warrants have separated from Common Stock (in which case each Fixed Conversion Rate shall be adjusted at the time of separation as if the Corporation had made a distribution to all holders of Common Stock as described in Section 11.1(d), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle the holders of the Series A Preferred Stock to an adjustment to the Fixed Conversion Rates.

11.2   Discretionary Adjustments. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 11, as the Corporation deems advisable if the Board (or an authorized committee thereof) determines that such increase would be in the Corporation’s best interest or in order to avoid or diminish any income tax to holders of the Common Stock resulting from any

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dividend or distribution of shares of Common Stock (or issuance of rights, options or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate.

11.3   Calculation of Adjustments; Adjustments to Threshold Appreciation Price, and Initial Price.

(a)                All adjustments to each Fixed Conversion Rate shall be calculated to the nearest 1/1,000th of a share of Common Stock. Prior to the first Trading Day of the Final Averaging Period, no adjustment to a Fixed Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein. If any adjustment by reason of this Section 11.3(a) is not required to be made because it would not change the Fixed Conversion Rates by at least one percent, such adjustment shall be carried forward and taken into account in any subsequent adjustment; provided, however, that the Corporation shall make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the Fixed Conversion Rates, (x) on June 30 of each calendar year, (y) on any Early Conversion Date; and (z) on each Trading Day of the Final Averaging Period.

(b)               If an adjustment is made to the Fixed Conversion Rates pursuant to Section 11, an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (a), (b) and (c) of Section 7.2 shall apply on the Mandatory Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be the Minimum Conversion Rate immediately after such adjustment pursuant to Section 11 and the denominator of which shall be the Minimum Conversion Rate immediately before such adjustment. Whenever any provision of this Certificate of Designations requires the Corporation to calculate the VWAP per share of the Common Stock over a span of multiple days, the Board shall make appropriate adjustments (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, and the Five-Day Average Price, as the case may be) to account for any adjustments, pursuant to Section 11, to the Initial Price, the Threshold Appreciation Price, and the Fixed Conversion Rates, as the case may be, that become effective, or any event that would require such an adjustment if the effective date, as applicable, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

(c)                If:

(i) the record date for a dividend or distribution on Common Stock occurs after the end of the Final Averaging Period and before the Mandatory Conversion Date; and

(ii) such dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the holders of Series A Preferred Stock had such record date occurred on or before the last Trading Day of the Final Averaging Period,

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then the Corporation shall deem the holders of Series A Preferred Stock to be holders of record, for each share of their Series A Preferred Stock, of a number of shares of Common Stock equal to the Mandatory Conversion Rate for purposes of that dividend or distribution. In such case, the holders of Series A Preferred Stock shall receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon Mandatory Conversion of the Shares.

(d)               No adjustment to the Fixed Conversion Rates shall be made if holders of Series A Preferred Stock may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of Common Stock and solely as a result of holding Series A Preferred Stock, in the transaction that would otherwise give rise to an adjustment as if they held, for each Share, a number of shares of Common Stock equal to the Maximum Conversion Rate. In addition, the Fixed Conversion Rates shall not be adjusted except as provided in this Section 11. Without limiting the foregoing, the Fixed Conversion Rates shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan approved by the Board;

(ii) upon the issuance of any shares of Common Stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date on which the first Share is issued by the Corporation;

(iv) for a change solely in the par value of the Common Stock;

(v) for sales of Common Stock for cash, other than a transaction to which Sections 11.1(b) or 11.1(d) apply;

(vi) for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(vii) as a result of a tender offer solely to holders of fewer than 100 shares of Common Stock;

(viii) as a result of a third-party tender or exchange offer other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 11.1(e); or

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(ix) for accumulated and unpaid dividends on the Series A Preferred Stock, except as provided in Section 7 and Section 8.

11.4   Notice of Adjustment. Whenever the Fixed Conversion Rates are to be adjusted, the Corporation shall:

(a)               compute such adjusted Fixed Conversion and prepare and transmit to the Transfer Agent a certificate of the Corporation, signed by any duly authorized Officer of the Corporation, setting forth such adjusted Fixed Conversion Rates, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based;

(b)               as soon as practicable following the occurrence of an event that requires an adjustment to the Fixed Conversion Rates, provide, or cause to be provided, a written notice to the holders of the Series A Preferred Stock of the occurrence of such event; and

(c)                as soon as practicable following the determination of such adjusted Fixed Conversion Rates provide, or cause to be provided, to the holders of the Series A Preferred Stock, a statement setting forth in reasonable detail the method by which the adjustments to the Fixed Conversion Rates were determined and setting forth such adjusted Fixed Conversion Rates.

11.5   Reorganization Events.

(a)                In the event of (i) any reclassification of Common Stock into securities, including securities other than Common Stock or (ii) any statutory exchange of securities of the Corporation with another Person (other than in connection with a Change of Control), in each case, as a result of which the Corporation’s Common Stock would be converted into, or exchanged for, securities, cash or property (each, a “Reorganization Event”), each Share outstanding immediately prior to such Reorganization Event shall, without the consent of the holders thereof, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Shares into Common Stock immediately prior to such Reorganization Event (such securities, cash and other property, the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Common Stock is entitled to receive). For purposes of the foregoing, the type and amount of Exchange Property in the case of any Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election (or of all holders of Common Stock if none makes an election). The Corporation shall notify the holders of Shares of the weighted average as soon as practicable after such determination is made. The number of Units of Exchange Property for each Share converted following the effective date of such Reorganization Event shall be determined as if references in Section 7 or Section 8 to shares of Common Stock were to Units of Exchange Property (without any interest thereon and without

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any right to dividends or distributions thereon which have a record date that is prior to such Conversion Date). For the purpose of determining which clauses of Section 7.2 shall apply upon Mandatory Conversion, and for the purpose of calculating the Mandatory Conversion Rate if Section 7.2(b) is applicable, the value of a Unit of Exchange Property shall be determined in good faith by the Board (or an authorized committee thereof), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs shall be the average over the Final Averaging Period of the volume-weighted average prices for such common stock or ADRs as displayed on the applicable Bloomberg screen (as determined in good faith by the Board (or an authorized committee thereof)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

(b)               The provisions of this Section 11.5 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any shares of capital stock or ADRs of the Corporation (or any successor thereto) received by the holders of Common Stock in any such Reorganization Event.

(c)                The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 5 calendar days) after the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of such occurrence and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.5.

12.  Reissuance of Series A Preferred Stock. Any Shares redeemed, converted or otherwise acquired by the Corporation or any subsidiary of the Corporation shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

13.  Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 13).

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14.  No Preemptive Rights. The holders of the Series A Preferred Stock shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Corporation of any class.

15.  Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Corporation removes American Stock Transfer & Trust Company, LLC, the Corporation shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock in accordance with Section 13.

16.  Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and a majority of the holders of more than fifty percent (50%) of the then total outstanding Shares, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 16.

17.  Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the holder of any Shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes.

18.  Stock Certificates.

18.1   Shares of Series A Preferred Stock shall be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

18.2   Stock certificates representing shares of the Series A Preferred Stock shall be signed by two authorized officers of the Corporation, in accordance with the bylaws of the Corporation and applicable Delaware law, by manual or facsimile signature.

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18.3   A stock certificate representing shares of the Series A Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Series A Preferred Stock shall be dated the date of its countersignature.

18.4   If any officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

19.  Replacement Certificates.

19.1   If any Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the holder of Series A Preferred Stock, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent liquidation preference of shares of Series A Preferred Stock as set forth in Section 5, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

19.2   The Corporation is not required to issue any certificate representing the Series A Preferred Stock on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable and any cash deliverable pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

20.  Miscellaneous.

20.1   The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and the Corporation shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

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20.2   The Liquidation Value and the amount of dividends to be paid per annum per Share pursuant to Section 4 shall each be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board (or an authorized committee thereof) and submitted by the Board (or such authorized committee thereof) to the Transfer Agent.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation on this [●] day of [●], 2017.

EQUUS TOTAL RETURN, INC.
By:_____________________ Name: Title: